BRINKER INTERNATIONAL
                                     LOGO



                                                        September 26, 1995


                               6820 LBJ Freeway
                              Dallas, Texas 75240
                                (214) 980-9917


Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 2, 1995, at the General Cinema NorthPark Theater I & II, located at 1100 NorthPark Center, Dallas, Texas. At this meeting you will be asked

      (A) to elect thirteen (13) directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

      (B)   to approve an amendment to the Company's 1992
            Incentive Stock Option Plan; and

      (C) to transact such other business as may properly come before the meeting or any adjournment thereof.

      Our agenda for the meeting will also include a strategic overview of the Company.

      It is important that your shares be represented at the meeting, whether or not you attend personally. I urge you to sign, date and return the enclosed proxy at your earliest convenience.

                                                Very truly yours,





                                                NORMAN E. BRINKER
                                                Chairman of the Board


                          BRINKER INTERNATIONAL, INC.
                               6820 LBJ Freeway
                              Dallas, Texas 75240
                                (214) 980-9917



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held November 2, 1995



To our Shareholders:

      NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), will be held at the General Cinema NorthPark Theater I & II, located at 1100 NorthPark Center, Dallas, Texas, on Thursday, November 2, 1995, at 10:00 a.m., local time, for the following purposes:

      (A) to elect thirteen (13) directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

      (B)   to approve an amendment to the Company's 1992
            Incentive Stock Option Plan; and

      (C) to transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on September 1, 1995, are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

      It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the envelope provided so that your stock will be represented. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                    By Order of the Board of Directors,






                                    ROGER F. THOMSON
                                    Secretary

Dallas, Texas
September 26, 1995


                          BRINKER INTERNATIONAL, INC.
                               6820 LBJ Freeway
                              Dallas, Texas 75240
                                (214) 980-9917


                                PROXY STATEMENT
                                      For
                        ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held November 2, 1995


      This Proxy Statement is first being mailed on or about September 26, 1995, to shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on November 2, 1995. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice or a duly executed proxy bearing a later date to the Secretary of the Company, or voting in person.

                           OUTSTANDING CAPITAL STOCK

      The record date for shareholders entitled to vote at the annual meeting is September 1, 1995 (the "Record Date"). At the close of business on the Record Date, the Company had issued and outstanding and entitled to vote at the meeting 76,562,063 shares of Common Stock, $0.10 par value ("Common Stock").

                       ACTION TO BE TAKEN AT THE MEETING

      The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the thirteen (13) persons named under the caption "Security Ownership of Management and Election of Directors", (ii) for the amendment to the Company's 1992 Incentive Stock Option Plan, and (iii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

      Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                               QUORUM AND VOTING

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of votes cast on proposals presented to shareholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the Record Date.

                            PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned by the principal shareholders of the Company.

                                      Beneficial Ownership

                                       Number of
Name and Address                         Shares           Percent

The Capital Group Companies            7,672,450 (1)        10.7%
333 South Hope Street
Los Angeles, California 90071

Fidelity Management Research           7,089,600 (2)         9.8%
82 Devonshire Street
Boston, Massachusetts 02109

Massachusetts Financial Services       5,326,460 (3)         7.4%
500 Boylston Street
Boston, Massachusetts 02116

      (1)  As of June 28, 1995.  Based on information contained in Schedule 13G dated as of July 10,
1995, as supplemented by subsequent communication.

      (2)  As of August 28, 1995.  Based on information supplied via direct communication.

      (3)  As of August 11, 1995.  Based on information supplied via direct communication.

                       SECURITY OWNERSHIP OF MANAGEMENT
                           AND ELECTION OF DIRECTORS

      Thirteen (13) directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of the shareholders or until his or her successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than 13 persons. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may recommend. All nominees have expressed their intention to serve the entire term for which election is sought. The following table sets forth certain information concerning security ownership of management and nominees for election as directors of the
Company:

                             Number of Shares
                              of Common Stock
                           Beneficially Owned as       Percent of
      Name              as of September 1, 1995 (1)      Class

Norman E. Brinker             1,759,009 (2)                2.30%

Douglas H. Brooks               376,225                     *

F. Lane Cardwell, Jr.           146,022                     *

Gerard V. Centioli              296,462                     *

Creed L. Ford, III              822,854                    1.08%

Ronald A. McDougall             395,022                     *

Debra L. Smithart               117,910                     *

Jack W. Evans, Sr.               81,092                     *

Rae F. Evans                     12,835 (3)                 *

J.M. Haggar, Jr.                140,020                     *

J. Ira Harris                    17,000 (4)                 *

Frederick S. Humphries              -0-                    -0-

James E. Oesterreicher              500                     *

Roger T. Staubach                 7,000                     *

All executive officers
  and directors as a
  group (18 persons)          4,450,960                    5.82%

      *     Less than one percent (1%)

(1)   Includes shares of Common Stock which may be acquired by exercise of exercisable options granted under the Company's 1983 Incentive Stock Option Plan, the 1984 Non-Qualified Stock
      Option Plan, the 1992 Incentive Stock Option Plan and the 1991 Stock Option Plan for Non-
      Employee Directors and Consultants, as applicable.

(2)   Includes 20,250 shares of Common Stock held of record by a family trust of which
      Mr. Brinker is trustee.

(3)   Includes 1,875 shares of Common Stock held of record by a family trust of which Ms. Evans is trustee.

(4)   Total shares of Common Stock held of record by a trust of which Mr. Harris is trustee.

      The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders. Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be required to own will be determined by such officer's position within the Company as well as annual compensation. The guideline would require that each Senior Vice President own an amount of Common Stock equal in value to such officer's base salary, each Executive Vice President own an amount of Common Stock equal in value to twice such officer's base salary, the President own an amount of Common Stock equal in value to three times his base salary, and the Chief Executive Officer own an amount of Common Stock equal in value to four times his base salary. The guideline also encourages all other officers of the Company to similarly acquire Common Stock in the Company. Phase-in of the guideline began in October 1994 for those senior officers who did not meet the minimum stock ownership levels as established by the guideline; senior officers will have until December 31, 1999 to achieve the requisite level of Common Stock ownership.

                                   DIRECTORS

      A brief description of each person nominated to become a director of the Company is provided below. All nominees, except Gerard V. Centioli, are currently serving as directors of the Company, each having been elected at the last annual meeting of the Company's shareholders held on November 3, 1994.

      Norman E. Brinker, 64, served as Chairman of the Board of Directors and Chief Executive Officer of the Company from September 1983 to June 1995, with the exception of a brief period during which Mr. Brinker was incapacitated due to an injury. On June 28, 1995, Mr. Brinker relinquished his position as Chief Executive Officer of the Company, but continues to serve as Chairman of the Board of Directors. Mr. Brinker is a member of the Executive and Nominating Committees of the Company. He was the founder of S&A Restaurant Corp., having served as its President from February 1966 through May 1977 and as its Chairman of the Board of Directors and Chief Executive Officer from May 1977 through July 1983. From June 1982 through July 1983, Mr. Brinker served as Chairman of the Board of Directors and Chief Executive Officer of Burger King Corporation, while simultaneously occupying the position of President of The Pillsbury Company Restaurant Group. Mr. Brinker currently serves as a member of the Board of Directors of Haggar Apparel Company.

      F. Lane Cardwell, Jr., 43, was elected Executive Vice President - Strategic Development in June 1992, having formerly held the position of
Senior Vice President - Strategic Development since December 1990.
Mr. Cardwell joined the Company as Vice President - Strategic Development in August 1988, having been previously employed by S&A Restaurant Corp. from November 1978 to August 1988, during which time he served as Vice President - Strategic Planning and Senior Vice President - Strategic Planning.
Mr. Cardwell has served as a member of the Board of Directors of the Company since September 1991.

      Gerard V. Centioli, 41, was elected Senior Vice President - Maggiano's/ Corner Bakery Concepts President in August 1995. Mr. Centioli previously served as Senior Partner of Lettuce Entertain You Enterprises, Inc. and President and Chief Executive Officer of the Maggiano's Little Italy and The Corner Bakery Divisions. Prior to joining Lettuce Entertain You in 1984,
Mr. Centioli served as Vice President - Division President of Collins Foods International, Inc.

      Creed L. Ford, III, 42, joined the Company's predecessor in September 1976 as an Assistant Manager and was promoted to the position of Restaurant General Manager in March 1977. In September 1978, Mr. Ford became Director of Operations of the Company. He was elected Vice President - Operations of the Company in October 1983, Senior Vice President - Operations in November 1984, and Executive Vice President - Operations in April 1986. Mr. Ford has served as a member of the Board of Directors of the Company since April 1985.

      Ronald A. McDougall, 53, was elected President and Chief Executive Officer of the Company in June 1995 having formerly held the office of President and Chief Operating Officer since 1986. Mr. McDougall joined the Company in 1983 and served as Executive Vice President - Marketing and Strategic Development until his promotion to President. Prior to joining the Company, Mr. McDougall held senior management positions at Proctor and Gamble, Sara Lee, The Pillsbury Company and S&A Restaurant Corp. Mr. McDougall has served as a member of the Board of Directors of the Company since September 1983 and is a member of the Executive and Nominating Committees of the Company. He is active in numerous civic, charitable and professional organizations.

      Debra L. Smithart, 41, joined the Company as Assistant Controller in June 1985. In February 1986 she was promoted to the position of Controller and served in this capacity until December 1988 when she was elected Vice President -Controller. In March 1991, Ms. Smithart was promoted to Vice President - Finance and held this position until September 1991 when she was promoted to Executive Vice President - Chief Financial Officer. Prior to joining the Company, Ms. Smithart worked in various financial/accounting capacities in the public accounting, oil & gas, real estate, and manufacturing industries. Ms. Smithart has served as a member of the Board of Directors of the Company since September 1991.

      Jack W. Evans, 73, is currently President of Jack Evans Investments, Inc. and Chairman of the Board of American Title Company. Mr. Evans is a member of the Executive, Nominating and Compensation Committees of the Company and has served as a member of the Company's Board of Directors since September 1983. He served as Chairman, Chief Executive Officer and President of Cullum Companies, Inc., a retail food and drugstore chain from 1977 to 1990. He served as Mayor of the City of Dallas from May 1981 to May 1983. He is also a director of Texas Utilities Corporation, Randall's-Tom Thumb, and Morning Star Group.

      Rae F. Evans, 46, is currently President of Rae Evans & Associates, a firm specializing in Washington corporate strategies. From 1982 until January 1995, Mrs. Evans was the Vice President, National Affairs of Hallmark Cards, Inc. Mrs. Evans is a member of the Nominating Committee of the Company and has served as a member of the Board of Directors since January 1990. She is a member of the Business-Government Relations Council and is a past president of the organization. She is President of the Capitol Forum and a member of the Economic Club of Washington. Mrs. Evans is also a member of the Catalyst Board of Advisors and the National Women's Economic Alliance. Mrs. Evans serves on the Board of Directors of Haggar Apparel Company.

      J. M. Haggar, Jr., 70, retired as Chairman of the Board of Directors of Haggar Clothing, a clothing manufacturer, in February 1995, having previously held the positions of President and Chief Executive Officer until 1991. He is also a director of ENSERCH Corporation. Mr. Haggar is a member of the Executive Committee and Audit Committee of the Company and has served as a member of the Company's Board of Directors since April 1985.

      J. Ira Harris, 57, is a Managing Director with Lazard Freres & Co., LLC, an investment banking firm, having held such position since joining the firm in January 1988. Mr. Harris has served as a member of the Board of Directors of the Company since September 1993 and is a member of the Audit Committee and Compensation Committee of the Company. He was previously a General Partner of Salomon Brothers and served as a member of its Executive Committee from 1978 to 1983. Mr. Harris serves as a Director for various entities including Manpower, Inc. and Caremark International, Inc. He is also Trustee of Northwestern University.

      Frederick S. Humphries, 59, is the President of Florida A&M University in Tallahassee, Florida having held this position since 1985. Prior to joining Florida A&M University, Dr. Humphries was President of Tennessee State University in Nashville for over 11 years. Dr. Humphries serves as Chairman of the State Board of Education Advisory Committee on the Education of Blacks in Florida and is Chairman of the Board of Regents, Five-Year Working Group for Agriculture, State of University System of Florida in addition to being involved in various civic and community activities. Mr. Humphries has served on the Board of Directors of the Company since May 1994 and is a member of the Audit Committee of the Company. He is also a member of the Board of Directors of Pride of Florida and Wal-Mart, Inc.

      James E. Oesterreicher, 54, is the Vice Chairman and Chief Executive Officer of J.C. Penney Company, Inc., having been elected to this position in January 1995. Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Executive Vice President and Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher has been with the J.C. Penney Company since 1964 where he started as a management trainee. He serves as a Director for various entities, including Presbyterian Hospital of Plano, Circle Ten Council, Boy Scouts of America, National 4-H Council and National Organization on Disabilities. He also serves as an advisory board member for the Center for Retailing, Education and Research at the University of Florida. Mr. Oesterreicher has served as a member of the Board of Directors of the Company since May 1994 and is a member of the Audit and Nominating Committees of the Company.

      Roger T. Staubach, 53, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a national real estate company specializing in tenant representation, since 1982. He has served as a member of the Board of Directors of the Company since May 1993 and is a member of the Executive and Compensation Committees of the Company. Mr. Staubach is a 1965 graduate of the U.S. Naval Academy and served four years in the Navy as an officer. In 1968, he joined the Dallas Cowboys professional football team as quarterback and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of Halliburton Company, First USA, Inc., Life Partners Group, American AAdvantage Funds and Columbus Realty Trust and is active in numerous civic, charity and professional organizations.

                              EXECUTIVE OFFICERS

      The following persons are executive officers of the Company who are not nominated to serve on the Company's Board of Directors:

      Douglas H. Brooks, 43, joined the Company as an Assistant Manager in February 1978 and was promoted to General Manager in April 1978. In March 1979, Mr. Brooks was promoted to Area Supervisor and in May 1982 to Regional Director. He was again promoted in March 1987 to Senior Vice President-Central Region Operations and to the position of Concept Head and Senior Vice President-Chili's Operations in June 1992. Mr. Brooks was promoted to his current position of Senior Vice President - Chili's Grill & Bar Concept President in June 1994. Prior to joining the Company, Mr. Brooks helped manage the first two Luther's Barbecue units.

      Arthur J. DeAngelis, 41, has worked with the Company through one of its franchise groups as a manager and later as a Company area director since 1984. In 1991, Mr. DeAngelis joined the Company under the Grady's American Grill concept and in June 1991 was promoted to Vice President-Operations.
Mr. DeAngelis was promoted to his current position of Senior Vice President-Grady's American Grill Concept Head in June 1994. Mr. DeAngelis began his restaurant career with S & A Restaurant Corp. in 1976 prior to joining the Company.

      Richard L. Federico, 41, joined the Company as Director of Operations for Grady's in February 1989. Upon the Company's acquisition of Romano's Macaroni Grill in November 1989, Mr. Federico became the Concept Head of this new restaurant group. He was promoted to Vice President-Romano's Macaroni Grill Operations in December 1990 and in June 1992 was promoted to Concept Head and Senior Vice President-Macaroni Grill Operations. In February 1994, Mr. Federico assumed responsibility for the operations of Spageddies Italian Kitchen and was promoted to his current position as Senior Vice President and Italian Concepts President in June 1994. Prior to joining the Company,
Mr. Federico worked in various management capacities with S & A Restaurant Corp. and Houston's Restaurants and was a co-founder of Grady's Goodtimes, predecessor to Grady's American Grill.

      John C. Miller, 40, joined the Company as Vice President-Special Concepts in September 1987. In October 1988, he was elected as Vice President-Joint Venture/Franchise and served in this capacity until August 1993 when he was promoted to Senior Vice President-New Concept Development. Mr. Miller was named Senior Vice President - Mexican Concepts in September 1994. Mr. Miller worked in various capacities with the Taco Bueno Division of Unigate Restaurants prior to joining the Company.

      Roger F. Thomson, 46, joined the Company as Senior Vice President, General Counsel and Secretary in April 1993 and was promoted to Executive Vice President, General Counsel and Secretary in March 1994 and was a Director of the Company from 1993 until 1995. From 1988 until April 1993, Mr. Thomson served as Senior Vice President, General Counsel and Secretary for Burger King Corporation. Prior to 1988, Mr. Thomson spent ten years at S & A Restaurant Corp. where he was Executive Vice President, General Counsel and Secretary.

Classes of Directors

      For purposes of determining whether non-employee directors will be nominated for reelection to the Board of Directors, the non-employee directors have been divided into four classes. Each non-employee director will continue to be subject to reelection by the shareholders of the Company each year. However, after a non-employee director has served on the Board of Directors for four years, such director shall be deemed to have been advised by the Nominating Committee that he or she will not stand for reelection at the subsequent annual meeting of shareholders and shall be considered a "Retiring Director". Notwithstanding this policy, the Nominating Committee may determine that it is appropriate to renominate any or all of the Retiring Directors after first considering the appropriateness of nominating new candidates for election to the Board of Directors. The four classes of non-employee directors are as follows: Mr. Haggar comprises Class 3 and will be considered a Retiring Director as of the annual meeting of shareholders following the end of the 1996 fiscal year. Messrs. Harris and Staubach comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 1997 fiscal year. Messrs. Evans, Humphries, and Oesterreicher and Ms. Evans comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 1998 fiscal year. Messrs. Ray L. Hunt and William F. Regas comprise Class 2 and are considered Retiring Directors as of the annual meeting of shareholders on November 2, 1995.

Committees of the Board of Directors

      The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee and Nominating Committee. The Executive Committee (currently comprised of Messrs. Brinker, McDougall, Evans, Haggar and Staubach) met three (3) times during the fiscal year and has authority to act for the Board on most matters during the intervals between Board meetings.

      All of the members of the Audit and Compensation Committees are directors independent of management who are not and never have been officers or employees of the Company. The Audit Committee is currently comprised of Messrs. Haggar, Harris, Humphries and Oesterreicher and the Committee met one
(1) time during the fiscal year. Included among the functions performed by the Audit Committee are: the review with independent auditors of the scope of the audit and the results of the annual audit by the independent auditors; consideration and recommendation to the Board of the selection of the independent auditors for the next year; the review with management and the independent auditors of the annual financial statements of the Company; and the review of the scope and adequacy of internal audit activities.

      The Compensation Committee is currently comprised of Messrs. Evans, Harris, Hunt and Staubach and it met five (5) times during the fiscal year. Functions performed by the Compensation Committee include: ensuring the effectiveness of senior management and management continuity, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, approval of the total number of available shares to be used each year in stock-based plans, approval of the adoption and amendment of significant compensation plans and approval of all compensation actions for officers, particularly at and above the level of executive vice president. The specific nature of the Committee's responsibilities as it relates to executive officers are set forth below under "Report of the Compensation Committee."

      The purpose of the Nominating Committee is to recommend to the Board of Directors potential non-employee members to be added as new or replacement members to the Board of Directors. The Nominating Committee met one (1) time during the fiscal year and is composed of Messrs. Brinker, Evans, McDougall, and Oesterreicher and Mrs. Evans.

Directors Compensation

      Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended (unless such committee meeting is held in conjunction with a meeting of the Board of Directors, in which event compensation for attending the committee meeting will be $750). The Company also reimburses directors for costs incurred by them in attending meetings of the Board.

      Directors who are not employees of the Company receive grants of stock options under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants. New directors who are not employees of the Company will have the option at the beginning of each Director term to receive as additional compensation for serving on the Board of Directors either an annual cash payment of $30,000 during the term such non-employee serves as a director, a one-time grant of 12,000 stock options under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants, or a combination of cash and stock options. If the director is appointed to the Board of Directors at any time other than at an annual meeting of shareholders, the director will receive a prorated portion of the annual cash compensation for the period from the date of election or appointment to the Board of Directors until the meeting of the Board of Directors held contemporaneous with the next annual meeting of shareholders. If the director elects to receive cash, the first payment will be made at such Board of Directors meeting and the following payments will be made on the date of each annual meeting of shareholders thereafter. If the director elects to receive stock options, they will be granted as of the 60th day following such meeting (or if the 60th day is not a business day, on the first business day thereafter). The stock options will be granted at the fair market value on the date of grant. One-third of the options will vest on each of the second, third and fourth anniversaries of the date of grant.

      If a Retiring Director is renominated to serve on the Board of Directors for an additional four-year period, such Retiring Director will be treated as a new director for purposes of determining compensation during such additional four-year period.

      During the year ended June 28, 1995, the Board of Directors held six (6) meetings; each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

                            EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000 in fiscal 1995.

Summary Compensation Table
                                                         Long-Term Compensation
                                                          Awards        Payouts
                                                        Securities     Long-Term
    Name and                    Annual Compensation     Underlying     Incentive    All Other
Principal Position      Year    Salary        Bonus     Options (2)    Payouts    Compensation (3)


Norman E. Brinker(1)    1995   $ 699,038  $ 339,558       125,000      $ 86,565       $ 37,489
 Chairman of the        1994   $ 659,135  $ 706,592       202,500      $ 93,940       $ 26,439
 Board and Chief        1993   $ 573,708  $ 753,887       225,000      $ 93,940       $  6,904
 Executive Officer

Ronald A. McDougall     1995   $ 574,038  $ 278,839       125,000      $ 86,565       $ 50,555
 President and Chief    1994   $ 529,327  $ 567,439       202,500      $ 93,940       $ 22,547
 Operating Officer      1993   $ 444,538  $ 585,842       225,000      $ 93,940       $  2,729

Creed L. Ford, III      1995   $ 359,615  $ 130,361        30,000      $ 63,481       $  8,795
 Executive Vice         1994   $ 343,942  $ 275,154        56,250      $ 68,889       $  7,305
 President-Operations   1993   $ 306,692  $ 309,847        67,500      $ 68,889       $  1,814

Debra L. Smithart       1995   $ 264,038  $  95,714        30,000      $ 63,481       $ 11,805
 Executive Vice         1994   $ 232,500  $ 186,000        56,250      $ 50,101       $  5,471
 President and Chief    1993   $ 183,309  $ 186,640        67,500      $ 31,313       $    -0-
 Financial Officer

Douglas H. Brooks       1995   $ 266,249  $  77,212        30,000      $ 40,397       $ 15,636
 Senior Vice            1994   $ 232,884  $ 135,772        45,000      $ 43,839       $ 12,582
 President-Chili's      1993   $ 206,231  $ 174,199        38,250      $ 43,839       $  2,475
 Grill & Bar Operations

(1)   Effective June 29, 1995, the beginning of the Company's 1996 fiscal year, Mr. Brinker relinquished his position as Chief Executive Officer and Mr. McDougall was elected
      President and Chief Executive Officer.

(2)   Stock options awarded have been restated to reflect the March 1994 and May 1993 stock splits effected in the form of 50% stock dividends.

(3)   All other compensation represents Company match on deferred compensation.

Option Grants During 1995 Fiscal Year

      The following table contains certain information concerning the grant of stock options to the executive officers named in the above compensation table during the Company's last fiscal year:

                                                                            Realizable Value
                                                                        of Assumed Annual Rates
                                                                      of Stock Price Appreciation
                                                                         for Option Term (1)
     Name           Granted   Fiscal Year   Base Price     Date           5%             10%


Norman E. Brinker   125,000      9.69%       $16.50     12/05/2004    $ 1,297,095    $ 3,287,094

Ronald A. McDougall 125,000      9.69%       $16.50     12/05/2004    $ 1,297,095    $ 3,287,094

Creed L. Ford, III   30,000      2.33%       $16.50     12/05/2004    $   311,303    $   788,903

Debra L. Smithart    30,000      2.33%       $16.50     12/05/2004    $   311,303    $   788,903

Douglas H. Brooks    30,000      2.33%       $16.50     12/05/2004    $   311,303    $   788,903


(1)   The dollar amounts under these columns are the result of calculations at the 5% and 10%
      rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.  The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

Stock Option Exercises and Fiscal Year-End Value Table

      The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing options and the $17.38 fiscal year-end price of the Company's Common Stock.

                       Shares                                            Value of Unexercised
                      Acquired               Number of Unexercised     In-the-Money Options at
                         On      Value    Options at Fiscal Year End       Fiscal Year End
    Name              Exercise  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable


Norman E. Brinker        -0-       -0-      618,750       440,000     $ 3,073,275   $ 109,375
Ronald A. McDougall      -0-       -0-      375,000       440,000       1,207,665     109,375
Creed L. Ford, III       -0-       -0-      790,644       120,000       8,615,849      26,250
Debra L. Smithart        -0-       -0-       95,350       120,000       3,973,669      26,250
Douglas H. Brooks        -0-       -0-      370,603        94,125         234,568      26,250

Long-Term Executive Profit Sharing Plan and Awards

      Executives of the Company participate in the Long-Term Executive Profit Sharing Plan. See "Report of the Compensation Committee -- Long-Term Incentives" for more information regarding this plan. The following table represents awards granted in the last fiscal year under the Long-Term Executive Profit Sharing Plan.

                       Number of           Estimated Future Payouts
      Name           Units Awarded        Under Non-Stock Based Plans
                                                  (Dollars)

                                          Threshold       Target        Maximum

Norman E. Brinker         1,000            $66,667       $100,000          *
Ronald A. McDougall       1,000            $66,667       $100,000          *
Creed L. Ford, III          600            $40,000       $ 60,000          *
Debra L. Smithart           600            $40,000       $ 60,000          *
Douglas H. Brooks           500            $33,333       $ 50,000          *

*     There is no maximum future payout under the Long-Term Executive Profit Sharing Plan.

                     REPORT OF THE COMPENSATION COMMITTEE

Compensation Philosophy

      The executive compensation program is designed as a tool to reinforce the Company's strategic principles -- to be a premier and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles have guided the development of the executive compensation program:

      Provide competitive levels of compensation to attract and retain the best qualified executive talent. The Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

      Embrace a pay-for-performance philosophy by placing significant amounts of compensation "at risk" -- that is, compensation payouts to executives must vary according to the overall performance of the Company.

      Directly link executives' interests with those of shareholders, by providing opportunities for long-term incentive compensation based on changes in shareholder value.

      The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives and incentive stock options.

Base Salaries

      Executives' base salaries are targeted to be competitive at the 75th percentile of the market for positions of similar responsibility and scope at the Vice President and Senior Vice President levels and, to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company, at the 90th percentile of the market for Chief Executive Officer, President and Executive Vice Presidents. Positioning executives' base salaries at these levels is needed for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth. The Company defines the relevant labor market for such executive talent through the use of reliable executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of high growth companies from many industries. Individual base salary levels are determined by considering each officer's level of responsibility, performance, experience, and tenure. The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

Annual Incentives

      The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all Dallas-based corporate employees, including executives, participate. The program is designed to reflect employees' contribution to the growth of the Company's common stock value by increasing the earnings of the Company. The plan reinforces a strong teamwork ethic by making the basis for payouts to executives the same as for all other Company employees.

      Each executive is assigned an Individual Participation Percentage ("IPP") which is tied to the base salary for such executive and targets overall total cash compensation for executives between the 75th and 90th percentiles of the market. The IPPs reflect the Committee's desire that a significant percentage of executives total compensation be derived from variable pay programs.

401(k) Savings Plan and Savings Plan II

      On January 1, 1993, the Company implemented the 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II"). These Plans are designed to provide the Company's salaried employees with a tax-deferred long-term savings vehicle. The Company provides a matching contribution equal to 25% of a participant's contribution, up to a maximum of 5% of participant's compensation.

      Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. The Company's matching contribution for all Plan I participants is made in Company common stock. All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service. Participants' contributions vest immediately while Company contributions vest 25% annually, beginning in the participant's second year of eligibility since Plan inception.

      Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account. They also elect the percentage of their deferral account to be invested into various investment funds. The Company's matching contribution for all non-officer Plan II participants is made in Company common stock, with corporate officers receiving a Company match in cash. Participants in Plan II are considered highly compensated employees according to the Internal Revenue Service. A participant's contributions vest immediately while Company contributions vest 25% annually, beginning in the participant's second year of eligibility since Plan II inception.

Long-Term Incentives

      All salaried employees of the Company, including executives, are eligible for annual grants of tax-qualified stock options. By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's common stock, executives' interests are closely aligned with shareholders' long-term interests. In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

      Stock options are rights to purchase shares of the Company's Common Stock at the fair market value on the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common stock increases. Fifty-percent (50%) of a stock option grant becomes exercisable two years after the grant date; the remaining 50% of a grant becomes exercisable three years after the grant date.

      The number of stock options granted to an executive is based on grant guidelines that reflect an officer's position within the Company. The Compensation Committee reviews and approves grant amounts for executives.

      Executives also participate in the Long-Term Executive Profit Sharing Plan, a non-qualified long-term performance cash plan. This plan provides an additional mechanism for focusing executives on the sustained improvement in operating results over the long term. This is a performance-related plan using overlapping three-year cycles paid annually. Performance units (valued at $100 each) are granted to individuals and paid in cash based upon the Company's attainment of predetermined performance objectives. Long-term operating results are measured by evaluating both pre-tax net income (weighted 70%) and changes in shareholders' equity (weighted 30%) over three-year cycles.

Pay/Performance Nexus

      The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance. See "Five-Year Total Shareholder Return Comparison" below.

CEO Compensation

      The Compensation Committee made decisions regarding Mr. Brinker's compensation package according to the guidelines discussed in the preceding sections. Mr. Brinker was awarded a 7.4% base salary increase, effective January 1, 1995, to recognize his vast experience in the restaurant industry, the Company's performance under his leadership and his significant contributions to the Company's continued success. During the 1995 fiscal year, Mr. Brinker's incentive payout under the Annual Profit Sharing Plan was 72.5% of his target, reflecting the Company's short-fall from plan.
Mr. Brinker was granted 1,000 units under the Long-Term Executive Profit Sharing Plan for the cycle which includes fiscal years 1995, 1996, and 1997. Mr. Brinker was also awarded a grant of 125,000 stock options under the Company's stock option plan. Approximately 53% of Mr. Brinker's compensation for 1995 was incentive pay. Like all Company executives, Mr. Brinker's compensation is significantly affected by the Company's performance. In the 1995 fiscal year, Mr. Brinker's total compensation declined 22% from its level in the 1994 fiscal year.

      On June 29, 1995, Ronald A. McDougall was named Chief Executive Officer and President of the Company and Mr. Norman Brinker was named Chairman of the Board of the Company. Mr. Brinker has contractually agreed to remain as Chairman of the Board (subject to annual reelection by the shareholders) through the 2001 fiscal year. Under this agreement, Mr. Brinker's compensation will not materially differ from his current compensation. However, Mr. Brinker's total base compensation and profit sharing distributions in the 1998 through 2001 fiscal years will not exceed $1,000,000 per year. Upon Mr. Brinker's death, retirement or termination for cause, no further payments shall be made pursuant to this agreement.

      Upon the expiration of the agreement described above, Mr. Brinker will remain a consultant to the Company through the 2021 fiscal year. Mr. Brinker will be compensated commensurate with his continuing contributions to the Company; however, during this time, he will no longer participate in any of the Company's profit sharing plans or benefit programs. Upon Mr. Brinker's death, retirement or termination for cause, no further payments shall be made pursuant to the consulting agreement.

      The Company also entered into an agreement with Mr. Brinker whereby
Mr. Brinker conveyed to the Company his likeness, biography, photo, voice and name to be used by the Company in all media, promotions, advertising, training, and other materials as the Company deems appropriate. He will receive as compensation $400,000 a year until the earlier of July 1, 2021 or his death.

Federal Income Tax Considerations

      The Compensation Committee has considered the potential impact of
Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives. The Compensation Committee will continue to monitor the impact of such limitations on tax deductions and will take other appropriate actions if warranted in the future.

      The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Company's continued strong financial performance supports the compensation practices employed during the past year.


                             Respectfully submitted,
                             COMPENSATION COMMITTEE



                             JACK W. EVANS, SR.
                             J. IRA HARRIS
                             RAY L. HUNT
                             ROGER T. STAUBACH


                 FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

      The following is a line graph presentation comparing cumulative, five-year total shareholder returns on an indexed basis with the S&P 500 Index and the S&P Restaurant Industry Index. A list of the indexed returns follows the graph.

                  [GRAPH INCLUDED IN SUPPLEMENTAL FILED COPY]

      The graph assumes a $100 initial investment and the reinvestment of dividends. The Common Stock prices shown are neither indicative nor determinative of future performance.

                            1990      1991     1992     1993     1994     1995


Brinker International     100.00    158.28   204.85   318.90   293.30   240.92
S&P 500                   100.00    107.40   121.80   138.40   140.35   176.94
S&P Restaurants           100.00     97.10   132.59   143.92   166.52   219.00

                                 STOCK OPTIONS

      In 1992, the Shareholders of the Company adopted the 1992 Incentive Stock Option Plan ("Plan"). See "Amendment of Stock Option Plans - 1992 Incentive Stock Option Plan" below for a more detailed description of the Plan.

      In 1991, the Shareholders of the Company adopted the 1991 Stock Option Plan for Non-Employee Directors and Consultants (the "1991 Plan"). The 1991 Plan originally permitted the issuance of 100,000 shares of Common Stock, which amount was increased to 337,500 shares of Common Stock as the result of three stock splits, effected in the form of 50% stock dividends.

      The 1991 Plan is designed to permit the granting of options to purchase Common Stock to directors of the Company who are not employees of the Company or its subsidiaries and to certain consultants and advisors. The purpose of the 1991 Plan is to provide such directors, consultants and advisors with a proprietary interest in the Company through the granting of options which will increase their interest in the Company's welfare, furnish them an incentive to continue their services for the Company and provide a means through which the Company may attract able persons to serve on its Board of Directors and act as consultants or advisors.

      The exercise price of options is payable in cash or, if an option agreement so provides, the holder of an option may request approval from the Company to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports and the Company is required to disclose in this proxy statement, any failure to file by these dates. Through an inadvertent omission there was one late filing on behalf of each of Messrs. McDougall and Oesterreicher (each of which relates to a purchase of the Company's Common Stock) and Mr. William F. Regas (relating to the disposition of indirectly owned Common Stock of the Company) during the 1995 fiscal year. Except as set forth herein, the Company believes that all filing requirements were satisfied. In making these disclosures and filing of the reports, the Company has relied solely on written representations from certain reporting persons.

                             CERTAIN TRANSACTIONS

      The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except for the transactions described above under "Report of the Compensation Committee - CEO Compensation" there were no transactions required to be reported in the last fiscal year.

                 AMENDMENT OF 1992 INCENTIVE STOCK OPTION PLAN

      To strengthen the Company's ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Common Stock, the Board of Directors and the shareholders of the Company adopted the Plan in 1992. The Plan initially covered the issuance of up to 1,500,000 shares of Common Stock, which amount was increased to 3,375,000 shares of Common Stock as the result of two stock splits, effected in the form of 50% stock dividends. In May 1995, the Board of Directors of the Company, relying upon the recommendation of the Compensation Committee of the Board of Directors, approved an amendment to the Plan increasing the number of shares of Common Stock which may be issued under the Plan from 3,375,000 to 5,375,000. At the Annual Meeting, the shareholders of the Company are being asked to approve such amendment.

      As of June 28, 1995, options to purchase an aggregate of 2,757,062 shares of Common Stock had been granted pursuant to the Plan and 617,938 shares remain available for future grant. As of June 28, 1995, the market value of all shares of Common Stock subject to outstanding options granted pursuant to the Plan was $47,909,165 (based upon the closing sale price of Common Stock as reported on the New York Stock Exchange on such date). As of June 28, 1995, Norman E. Brinker, Ronald A. McDougall, Creed L. Ford, III, Debra L. Smithart and Douglas H. Brooks had been granted options covering an aggregate of 327,500; 327,500; 86,250; 86,250 and 75,000 shares of Common
Stock pursuant to the Plan, respectively. Since adoption of the Plan in 1992, all current executive officers, as a group, have been granted 1,214,500 options covering shares of Common Stock pursuant to the Plan.

Summary of the Plan

      The Plan is designed to permit the granting of options to all employees of the Company and its subsidiaries (for which there were approximately 37,500 employees as of June 28, 1995), although the Company has historically granted options only to salaried employees. The administration of the Plan is provided by the Compensation Committee which has the authority to determine the terms on which options are granted under the Plan. The Compensation Committee determines the number of options to be granted to eligible participants, determines the purchase price and option period at the time the option is granted, and administers and interprets the Plan.

      The exercise price of options is payable in cash or the holder of an option may request approval from the Compensation Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

      Unless sooner terminated by action of the Board of Directors, the Plan will terminate on September 7, 2002, and no options may thereafter be granted under the Plan. The Plan may be amended, altered or discontinued by the Compensation Committee without the approval of the shareholders, except that the Compensation Committee does not have the power or authority to materially increase the benefits accruing to participants under the Plan, materially change the participants or class of participants who are eligible to receive options, or materially increase the aggregate number of shares that may be issued under the Plan. The Compensation Committee, however, may make appropriate adjustments in the number of shares covered by the Plan, the number of outstanding options, and the option prices, to reflect any stock dividend, stock split, share combination, merger, consolidation, reorganization, liquidation or the like, of or by the Company.

      Both incentive stock options ("ISOs") and non-qualified stock options may be granted under the Plan. The Plan requires that the exercise price of each ISO will not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. No ISO, however, may be granted under the Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock on the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of ISOs that may be granted to an employee in any calendar year, but no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000 and no employee may be granted more than 20% of the total options granted in a calendar year. An option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

Tax Status of Stock Options

      Pursuant to the Plan, the Compensation Committee may provide for an option to qualify either as an "ISO" or as a "non-qualified option."

      Incentive Stock Options. All stock options that qualify under the rules of Section 422 of the Internal Revenue Code, will be entitled to ISO treatment. To receive ISO treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

      If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain on exercise will be treated as ordinary income rather than capital gain and the Company will receive a corresponding deduction at the time of sale. Any remaining gain on sale will be short-term and long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includable in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

      An optionee's stock option agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

      Non-Qualified Stock Options. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to the Company.

      Internal Revenue Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is intended that the Plan meet the performance-based compensation exception to the limitation on deductions.

Amendments

      The Plan provides for the issuance of up to 3,375,000 shares of Common Stock, which amount may be adjusted to reflect any stock dividend, stock split, share combination, recapitalization, or the like, of or by the Company.

      The Board of Directors recommends that the shareholders vote in favor of amending the Plan to allow the issuance of up to 5,375,000 shares of Common Stock, which amount may be adjusted to reflect any stock dividend, stock split, share combination, recapitalization, or the like, of or by the Company. The Board of Directors believes this to be in the best interest of the Company as having shares available to be issued under the Plan will strengthen the Company's ability to attract and retain key employees and furnish additional incentives to such persons by encouraging them to become owners of Common Stock of the Company.

Required Vote

      The favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to approve the proposed amendment to the Plan.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO AMEND THE PLAN.

                            SHAREHOLDERS' PROPOSALS

      Any proposals that shareholders of the Company desire to have presented at the 1996 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 28, 1996.

                             INDEPENDENT AUDITORS

      Representatives of KPMG Peat Marwick, LLP, independent certified public accountants and auditors of the Company's financial statements, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                                 MISCELLANEOUS

      The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 28, 1995, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                             By Order of the Board of Directors,




                                     ROGER F. THOMSON
                                         Secretary

Dallas, Texas
September 26, 1995